Exhibit 10.5

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of December 9, 2017 (the “Effective Date”), by and between CLPS INCORPORATION, a Cayman Islands corporation (the “Company”) having its principal place of business at c/o 2nd Floor, Building 18, Shanghai Pudong Software Park, 498 Guoshoujin Road, Pudong, Shanghai 201203, People’s Republic of China, and Tian van Acken (“Executive”, and the Company and the Executive collectively referred to herein as the “Parties”).

WITNESSETH:

WHEREAS, the Company desires to hire Executive and to employ her as the Company’s Chief Financial Officer (“CFO”), and the Parties desire to enter into this Agreement embodying the terms of such employment;

NOW, THISEFORE, in consideration of the premises and the mutual covenants and promises of the Parties contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1.            Title and Job Duties.

(a)          Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ Executive as Chief Financial Officer. Executive shall report directly to the Chief Executive Officer of the Company (the “CEO”).

(b)          Executive accepts such employment and agrees, during the term of her employment, to devote her full business and professional time and energy to the Company, and agrees faithfully to perform her duties and responsibilities in an efficient, trustworthy and business-like manner. Executive also agrees that the CEO shall determine from time to time such of her duties as may be assigned to her. Executive agrees to carry out and abide by such directions of the CEO. Visible leadership is expected from Executive, which will require frequent travelling.

(c)          Without limiting the generality of the foregoing, Executive shall not, without the written approval of the Company, render services of a business or commercial nature on her own behalf or on behalf of any person, firm, or corporation, whether for compensation or otherwise, during her employment hereunder. The foregoing limitation shall not apply to Executive’s involvement in associations, charities and service on another entity’s board of directors, provided such involvement does not interfere with Executives responsibilities (and as it pertains to any service on another entity’s board of directors, provided such action is pre-approved by the Company).

2.            Salary and Additional Compensation.

(a)          Base Salary. The Company shall pay to Executive an annual base salary (“Base Salary”) of a total of RMB144,000 and HK$558,000 (a total of approximately US$93,010) in accordance with the Company’s normal payroll procedures. The Compensation Committee shall review the Executive’s Base Salary no less than annually and may increase (but not decrease) such Base Salary during the term of this Agreement.

(b)         Annual Bonus. Commencing with the year ending June 30, 2018, Executive will be entitled to receive an annual cash bonus (the “Annual Bonus”), payable with respect to each year of the Term subsequent to the issuance of the Company’s final audited financial statements for such year. The final determination on the amount, if any, of the Annual Bonus will be made by, and in the sole discretion of the Compensation Committee of the Board of Directors of the Company (the “Board”) (or the Board, if such committee has been dissolved), based on criteria established by the Compensation Committee of the Board (or the Board, if such committee has been dissolved). For the fiscal year in which Executive commences employment with the Company, Executive will be entitled to receive an Annual Bonus which is prorated based on the number of days from the Effective Date until the end of the fiscal year divided by 365.

3.            Expenses. In accordance with Company policy, the Company shall reimburse Executive for all reasonable association fees, professional related expenses (certifications, licenses and continuing professional education) and business expenses properly and necessarily incurred and paid by Executive in the performance of her duties under this Agreement, including without limitation all travel expenses to and from her designated office as set forth in the opening paragraph of this Agreement, upon her presentment of detailed receipts in the form required by the Company’s policy. Notwithstanding the foregoing, all expenses must be promptly submitted for reimbursement by the Executive. In no event shall any reimbursement be paid by the Company after the end of the year following the year in which the expense is incurred by the Executive.

4.            Benefits.

(a)         Vacation and Sick Leave. Executive shall be entitled to three (3) weeks of vacation per year and ten (10) days of sick leave per year, which shall accrue at a pro rata rate per pay period. Vacation must be taken in the year in which it accrues and the dates of any vacation must be approved by the CEO.

(b)         Health Insurance and Other Plans. Executive shall be eligible to participate in the Company’s medical, dental and other employee benefit programs, if any, that are provided by the Company for its employees at Executive’s level in accordance with the provisions of any such plans, as the same may be in effect from time to time.

5.            Term. The term of employment under this Agreement (the “Term) shall be for a five-year period commencing on the Effective Date and shall be automatically extended for an additional consecutive twelve (12)-month period on the fifth (5th) anniversary of the effective date and each subsequent anniversary thereof, unless and until the Company or Executive provides written notice to the other party not less than ninety (90) days before such anniversary date that such party is electing not to extend the Term, in which case the Term shall end at the expiration of the Term as last extended, unless sooner terminated as set forth below. Following any such notice by the Company of its election not to extend the Term, Executive may terminate her employment at any time prior to the expiration of the Term by giving written notice to the Company at least thirty (30) days prior to the effective date of termination, and upon the earlier of such effective date of termination or the expiration of the Term, Executive shall be entitled to receive the same severance benefits as are provided upon a termination of employment by the Company without Cause as described in Section 7(a) and Section 7(d).

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6.            Termination.

(a)          Termination at the Company’s Election.

(i)       For Cause. At the election of the Company, Executive’s employment may be terminated at any time for Cause (as defined below) upon written notice to Executive given pursuant to Section 12 of this Agreement. For purposes of this Agreement, “Cause” for termination shall mean that Executive: (A) pleads “guilty” or “no contest” to, or is convicted of an act which is defined as a felony under federal or state law, or is indicted or formally charged with acts involving criminal fraud or embezzlement; (B) in carrying out her duties, engages in conduct that constitutes gross negligence or willful misconduct; (C) engages in substantiated fraud, misappropriation or embezzlement against the Company; (D) engages in any inappropriate or improper conduct that causes material harm to the reputation of the Company; or (E) materially breaches any term of this Agreement. With respect to subsection (E) of this section, to the extent such material breach may be cured, the Company shall provide Executive with written notice of the material breach and Executive shall have ten (10) days to cure such breach.

(ii)       Upon Disability, Death or Without Cause. At the election of the Company, Executive’s employment may be terminated: (A) should Executive have a physical or mental impairment that substantially limits a major life activity and Executive is unable to perform the essential functions of her job with or without reasonable accommodation (“Disability”); (B) upon Executive’s death; or (C) with ninety (90) days prior written notice, at any time Without Cause for any or no reason.

(b)          Termination at Executive’s Election; Good Reason Termination. Notwithstanding anything contained elsewhere in this Agreement to the contrary, Executive may terminate her employment hereunder at any time and for any reason, upon thirty (30) days’ prior written notice given pursuant to Section 12 of this Agreement (“Voluntary Resignation”), provided that upon notice of resignation, the Company may terminate Executive’s employment immediately and pay Executive thirty (30) days’ Base Salary in lieu of notice. Furthermore, the Executive may terminate this Agreement for “Good Reason,” which shall be deemed to exist: (i) if the Company’s Board of Directors or that of any successor entity of Company, fails to appoint or reappoint the Executive or removes the Executive as the CFO of the Company; (ii) if Executive is assigned any duties materially inconsistent with the duties or responsibilities of the CFO of the Company as contemplated by this Agreement or any other action by the Company that results in a material diminution in such position, authority, duties, or responsibilities, excluding an isolated, insubstantial, and inadvertent action not taken in bad faith; or (iii) a material breach by the Company of this Agreement. Good Reason shall not exist hereunder unless the Executive provides notice in writing to the Company of the existence of a condition described above within a period not to exceed ninety (90) days of the initial existence of the condition, and with respect to subsection (iii) of this section, to the extent such material breach may be cured, the Company does not remedy the condition within thirty (30) days of receipt of such notice.

(c)          Termination in General. If Executive’s employment with the Company terminates for any reason, the Company will pay or provide to Executive: (i) any unpaid Salary through the date of employment termination, (ii) any unpaid Annual Bonus for the fiscal year prior to the fiscal year in which the termination occurs (payable at the time the bonuses are paid to employees generally), (iii) any accrued but unused vacation or paid time off in accordance with the Company’s policy, (iv) reimbursement for any unreimbursed business expenses incurred through the termination date, to the extent reimbursable in accordance with Section 3, and (v) all other payments or benefits (if any) to which Executive is entitled under the terms of any benefit plan or arrangement.

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7.            Severance.

(a)          Subject to Section 7(b) below, if Executive’s employment is terminated prior to the end of the Term by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to receive a severance payment equal to (i) nine (9) months of Executive’s Base Salary, and (ii) a pro rata portion of the target Annual Bonus for the year in which such termination occurs. Such severance payment shall be made in a single lump sum sixty (60) days following such termination, provided the Executive has executed and delivered to the Company, and has not revoked a general release of the Company, its parents, subsidiaries and affiliates and each of its officers, directors, employees, agents, successors and assigns, and such other persons and/or entities as the Company may determine, in a form reasonably acceptable to the Company. Such general release shall be delivered on or about the date of termination and must be executed within fifty-five (55) days of termination.

(b)          If Executive’s employment is terminated prior to the end of the Term by the Company without Cause or by Executive for Good Reason, and such termination occurs within three months prior to a Change in Control in contemplation of the Change in Control or within six (6) months after the Change in Control, Executive shall be entitled to receive, in addition to any severance pursuant to Section 7(a) above, an acceleration of the vesting of the RS Grant or, if the termination occurs after the Change of Control, the Substitute Grant, as applicable. For purposes of this Agreement, “Change in Control” means the occurrence of any of the following events: (i) an acquisition (other than directly from the Company) of any voting securities of the Company by any person or group of affiliated or related persons (as such term is defined in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (“Exchange Act”)), immediately after which such person or group has beneficial ownership (within the meaning of the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities; provided that this subsection shall not apply to an acquisition of voting securities by any employee benefit plan or trust maintained by or for the benefit of the Company or its employees; (ii) a merger, consolidation or reorganization involving the Company whereby the holders of Company common stock immediately preceding such transaction no longer hold a majority of the shares of Company common stock after such transaction; or (iii) the sale or other disposition of all or substantially all of the Company's assets.

(c)          If Executive's employment is terminated prior to the end of the Term by the Company without Cause or by Executive for Good Reason, and if Executive is eligible for and elects to continue to participate in the Company’s medical and dental benefit programs, the Company will continue to pay the same portion of Executive's medical and dental insurance premiums as during active employment (for Executive and eligible spouse and dependents) until the earlier of: (1) nine months from Executive's cessation from employment; or (2) the date Executive is eligible for medical and/or dental insurance benefits from another employer.

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8.            Confidentiality Agreement.

(a)          Executive understands that during the Term she may have access to unpublished and otherwise confidential information both of a technical and non-technical nature, relating to the business of the Company and any of its parents, subsidiaries, divisions, affiliates (collectively, “Affiliated Entities”), or clients, including without limitation any of their actual or anticipated business, research or development, any of their technology or the implementation or exploitation thereof, including without limitation information Executive and other have collected, obtained or created, information pertaining to patent formulations, vendors, prices, costs, materials, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets and equipment designs, including information disclosed to the Company by other under agreements to hold such information confidential (collectively, the “Confidential Information”). Executive agrees to observe all Company policies and procedures concerning such Confidential Information. Executive further agrees not to disclose or use, either during her employment or at any time thereafter, any Confidential Information for any purpose, including without limitation any competitive purpose, unless authorized to do so by the Company in writing, except that she may disclose and use such information when necessary in the performance of her duties for the Company. Executive’s obligations under this Agreement will continue with respect to Confidential Information, whether or not her employment is terminated, until such information becomes generally available from public sources through no action of Executive. Notwithstanding the foregoing, however, Executive shall be permitted to disclose Confidential Information as may be required by a subpoena or other governmental order, provided that she first notifies promptly the Company of such subpoena, order or other requirement and allows the Company the opportunity to obtain a protective order or other appropriate remedy.

(b)          During Executive’s employment, upon the Company’s request, or upon the termination of her employment for any reason, Executive will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, apparatus, computers, cell phones, tablets, hardware, software, drawings, and any other material of the Company or any of its Affiliated Entities or clients, including all materials pertaining to Confidential Information developed by Executive or other, and all copies of such materials, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, which are in Executive’s possession, custody or control.

(c)          Executive will promptly disclose to the Company any idea, invention, discovery or improvement, whether patentable or not (“Creations”), conceived or made by him alone or with other at any time during her employment. Executive agrees that the Company owns all such Creations, conceived or made by Executive alone or with other at any time during her employment, and Executive hereby assigns and agrees to assign to the Company all rights she has or may acquire their and agrees to execute any and all applications, assignments and other instruments relating thereto which the Company deems necessary or desirable. These obligations shall continue beyond the termination of her employment with respect to Creations and derivatives of such Creations conceived or made during her employment with the Company. Executive understands that the obligation to assign Creations to the Company shall not apply to any Creation which is developed entirely on her own time without using any of the Company’s equipment, supplies, facilities, and/or Confidential Information unless such Creation (a) relates in any way to the business or to the current or anticipated research or development of the Company or any of its Affiliated Entities; or (b) results in any way from her work at the Company.

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(d)          Executive will not assert any rights to any invention, discovery, idea or improvement relating to the business of the Company or any of its Affiliated Entities or to her duties hereunder as having been made or acquired by Executive prior to her work for the Company.

(e)          During the Term, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to grant and authorize sublicenses) to make, have made, modify, use, sell, offer to sell, import, reproduce, distribute, publish, prepare derivative works of, display, perform publicly and by means of digital audio transmission and otherwise exploit as part of or in connection with any product, process or machine created or incorporated by the Executive.

(f)          Executive agrees to cooperate fully with the Company, both during and after her employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks and other intellectual property rights (both in the United States and foreign countries) relating to such Creations. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Creations. Executive further agrees that if the Company is unable, after reasonable effort, to secure Executive’s signature on any such papers, any officer of the Company shall be entitled to execute such papers as her agent and attorney-in-fact and Executive hereby irrevocably designates and appoints each officer of the Company as her agent and attorney-in-fact to execute any such papers on her behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Creations, under the conditions described in this paragraph.

9.            Non-solicitation; non-competition. (a) Executive agrees that, during the Term and until nine (9) months after the termination of her employment, Executive will not, directly or indirectly, including on behalf of any person, firm or other entity, employ or actively solicit for employment any employee of the Company or any of its Affiliated Entities, or anyone who was an employee of the Company or any of its Affiliated Entities within the nine (9) months prior to the termination of Executive’s employment, or induce any such employee to terminate her or her employment with the Company or any of its Affiliated Entities.

(b)          Executive further agrees that, during the Term and until nine (9) months after the termination of her employment, Executive will not, directly or indirectly, including on behalf of any person, firm or other entity, without the express written consent of an authorized representative of the Company, (i) perform services within the Territory (as defined below) for any Competing Business (as defined below), whether as an employee, consultant, agent, contractor or in any other capacity, (ii) hold office as an officer or director or like position in any Competing Business, or (iii) request any present or future customers or suppliers of the Company or any of its Affiliated Entities to curtail or cancel their business with the Company or any of its Affiliated Entities. These obligations will continue for the specified period regardless of whether the termination of Executive’s employment was voluntary or involuntary or with or without Cause or for any other reason.

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(c)          “Competing Business” means any corporation, partnership or other entity or person (other than the Company) which is engaged (a) in the development, manufacture, marketing, distribution or sale of, or research directed to the development, manufacture, marketing, distribution or sale of competing anti-cancer drug candidates or products or (b) in any other business activity carried on or planned to be carried on by the Company or any of its Affiliates during the Term.

(d)          “Territory” shall mean within any state or foreign jurisdiction in which the Company or any subsidiary of the Company is then providing services or products or marketing its services or products (or engaged in active discussions to provide such services).

(e)          Executive agrees that in the event a court determines the length of time or the geographic area or activities prohibited under this Section 9 are too restrictive to be enforceable, the court shall reduce the scope of the restriction to the extent necessary to make the restriction enforceable. In furtherance and not in limitation of the foregoing, the Company and the Executive each intend that the covenants contained in this Section 9 shall be deemed to be a series of separate covenants, one for each and every state, territory or jurisdiction of the United States, the People’s Republic of China, and any foreign country set forth therein.  If, in any judicial proceeding, a court shall refuse to enforce any of such separate covenants, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced in such proceedings.

10.          Representation and Warranty. The Executive hereby acknowledges and represents that she has had the opportunity to consult with legal counsel regarding her rights and obligations under this Agreement and that she fully understands the terms and conditions contained herein. Executive represents and warrants that Executive has provided the Company a true and correct copy of any agreements that purport: (a) to limit Executive’s right to be employed by the Company; (b) to prohibit Executive from engaging in any activities on behalf of the Company; or (c) to restrict Executive’s right to use or disclose any information while employed by the Company. Executive further represents and warrants that Executive will not use on the Company’s behalf any information, materials, data or documents belonging to a third party that are not generally available to the public, unless Executive has obtained written authorization to do so from the third party and provided such authorization to the Company. In the course of Executive’s employment with the Company, Executive is not to breach any obligation of confidentiality that Executive has with third parties, and Executive agrees to fulfill all such obligations during Executive’s employment with the Company. Executive further agrees not to disclose to the Company or use while working for the Company any trade secrets belonging to a third party.

11.          Injunctive Relief. Without limiting the remedies available to the Company, Executive acknowledges that a breach of any of the covenants contained in Sections 7(c) and 9 above may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure precisely damages for such injuries and that, in the event of such a breach or threat thereof, the Company shall be entitled, without the requirement to post bond or other security, to obtain a temporary restraining order and/or injunction restraining Executive from engaging in activities prohibited by this Agreement or such other relief as may be required to specifically enforce any of the covenants in Sections 7(c) and 9 of this Agreement.

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12.          Notice. Any notice or other communication required or permitted to be given to the Parties shall be deemed to have been given if either personally delivered, or if sent for next-day delivery by nationally recognized overnight courier, and addressed as follows:

(a)          If to Executive, to:

2nd Floor, Building 18, Shanghai Pudong Software Park,

498 Guoshoujin Road, Pudong, Shanghai 201203

People’s Republic of China

(b)          If to the Company, to:

2nd Floor, Building 18, Shanghai Pudong Software Park,

498 Guoshoujin Road, Pudong, Shanghai 201203

People’s Republic of China

13.          Severability. If any provision of this Agreement is declared void or unenforceable by a court of competent jurisdiction, all other provisions shall nonetheless remain in full force and effect.

14.         Withholding. The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law.

15.          Indemnification. The Company agrees that Executive will be covered by any “directors and officers” insurance policies then in effect with respect to Executive’s acts as an officer.

16.          Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of Hong Kong, without regard to the conflict of laws provisions thereof.

17.          Waiver. The waiver by either Party of a breach of any provision of this Agreement shall not be or be construed as a waiver of any subsequent breach. The failure of a Party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement. Any such waiver must be in writing, signed by the Party against whom such waiver is to be enforced.

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18.          Assignment. This Agreement is a personal contract and Executive may not sell, transfer, assign, pledge or hypothecate her rights, interests and obligations hereunder. Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of Executive and her personal representatives and shall inure to the benefit of and be binding upon the Company and its successors and assigns, including without limitation, any corporation or other entity into which the Company is merged or which acquires all or substantially all of the assets of the Company.

19.          Entire Agreement. This Agreement embodies all of the representations, warranties, covenants, understandings and agreements between the Parties relating to Executive’s employment with the Company. No other representations, warranties, covenants, understandings, or agreements exist between the Parties relating to Executive’s employment. This Agreement shall supersede all prior agreements, written or oral, relating to Executive’s employment. This Agreement may not be amended or modified except by a writing signed by the Parties.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date first written above.

CLPS INCORPORATION

By:	/s/ Raymond Ming Hui Lin
Name: Raymond Ming Hui Lin Title: Chief Executive Officer

Agreed to and Accepted:

/s/ Tian van Acken
Date: December 9, 2017

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